[BigCommerce Holdings, Inc. Letterhead]

February 28, 2023

[Name]

[Address]

Re: Accelerated Vesting Terms of Equity Awards

Dear [Name]:

As you know, BigCommerce Holdings, Inc. (the “Company”) previously granted to you one or more options to purchase shares of Company common stock (“Options”) and/or restricted stock units covering Company common stock (“RSUs”) under the Company’s Amended and Restated 2013 Stock Plan (as amended, the “2013 Plan”) or its 2020 Equity Incentive Plan (the “2020 Plan”) (collectively, the “Outstanding Awards”) and may in the future grant you additional Options, RSUs and/or other equity awards covering Company common stock (together with the Outstanding Awards, the “Equity Awards”). You are receiving this letter (this “Letter”) because the Company has determined that your Equity Awards will be subject to accelerated vesting in certain circumstances as described in this Letter, subject to the terms and conditions set forth below.

1.
Accelerated Vesting. Notwithstanding anything to the contrary in the 2013 Plan or the 2020 Plan or any other Company equity plan under which your Equity Awards have been or may be granted (together, the “Plans”), the award agreements governing your Equity Awards (the “Award Agreements”), or any employment or other agreement by and between you and the Company (the “Employment Arrangements”), and subject to Section 2 below, your Equity Awards will be subject to the following accelerated vesting provision:

a.
If your employment with the Company is terminated by the Company without Cause or your resign for Good Reason (each as defined below), in either case, within three (3) months prior to, or [eighteen (18)] [twelve (12)] months following, the consummation of a Change in Control (as defined below), then your then-outstanding and unvested Equity Awards shall vest in full and, as applicable, become exercisable on the later of (i) the date on which your employment terminates (the “Termination Date”) or (ii) the date on which the Change in Control is consummated. For the avoidance of doubt, upon a termination of your employment by the Company without Cause or resignation for Good Reason prior to a Change in Control, any then-outstanding and unvested Equity Award(s) will remain outstanding and eligible to vest upon the occurrence of a Change in Control in accordance with the preceding sentence and will automatically terminate on the three (3)-month anniversary of your Termination Date (to the extent such Equity Award does not become vested in accordance with the preceding sentence on or prior to such three (3)-month anniversary) (or, if earlier, the expiration date that would apply to such Equity Awards had you remained employed with the Company).

2.
Release of Claims. The accelerated vesting and exercisability of your Equity Awards pursuant to Section 1(a) above shall be subject to and conditioned upon your timely execution and non-revocation of a general release of claims in the form prescribed by the Company (a “Release”) that becomes effective and irrevocable within sixty (60) days following the Termination Date (or if the Company delivers a copy of such Release to you more than five days after the Termination Date, such time period will be extended to sixty (60) days plus the number of days beyond five days). In the event the Release does not become effective within the sixty (60) day period (as may be extended pursuant to the preceding sentence) following the Termination Date, you shall not be entitled to the accelerated vesting and exercisability of your Equity Awards under Section 1(a).

|US-DOCS\136756530.7||

3.
Acknowledgement. In consideration of your eligibility to receive the accelerated vesting benefits set forth in Section 1(a) of this Letter, you hereby waive any accelerated vesting terms (if any) set forth in the Employment Arrangements (or any other agreement or arrangement between you and the Company, written or verbal) that would otherwise apply to your Equity Awards or any equity awards that may be granted to you by the Company following the date of this Letter (except as otherwise agreed to in writing by you and the Company following the date of this Letter).

4.
Amendment; No Other Modifications. Your Outstanding Awards and the Award Agreements are hereby amended to the extent necessary to reflect this Letter. Except as expressly set forth in this Letter, the terms and conditions set forth in the applicable Plans, the Award Agreements and the Employment Arrangements will continue to apply to your Equity Awards following the date hereof.

5.
Definitions. For purposes of this Letter, the following terms shall have the following meanings:

a.
“Cause” shall mean “Cause” (or any term of similar effect) as defined in your Employment Arrangements or, if no such Employment Arrangements exist or such Employment Arrangements do not contain a definition of “Cause” (or term of similar effect), then Cause shall have the meaning set forth in the applicable Plan.

b.
“Change in Control” shall mean a “Change in Control” (or any term of similar effect) as defined in the applicable Plan.

c. “Good Reason” shall mean “Good Reason” (or any term of similar effect) as defined in your Employment Arrangements.

6.
No Right to Continued Employment. Nothing contained in this Letter will (i) confer upon you any right to continue in employment with the Company or its affiliates, (ii) constitute a contract or agreement of employment, or (iii) interfere in any way with the right of the Company and its affiliates to terminate your employment at any time, for any reason or no reason, with or without Cause.

7.
Governing Law. The validity, interpretation, construction and performance of this Letter shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

8.
Entire Agreement. This Letter sets forth the final and entire agreement of the parties with respect to the accelerated vesting of your Equity Awards upon a termination of your employment by the Company without Cause or by you for Good Reason, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, between the Company and you, or any representative of the Company or you, with respect thereto. For clarity, this Letter does not supersede any existing rights that you may have, if any, to other payments and/or benefits (for example, cash severance or continued healthcare coverage) upon a termination of your employment with the Company.

9.
Miscellaneous. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. No provisions of this Letter may be amended, modified, or waived unless agreed to in writing and signed by you and by a duly authorized officer of the Company.

Please indicate your acknowledgement of, and agreement to, the terms and conditions set forth in this Letter by signing and dating the enclosed duplicate original of this Letter in the space provided below and returning the signed letter to me at [___________] no later than [______], 2023. Please retain one fully-executed original for your files.

|US-DOCS\136756530.7||

Sincerely,

BigCommerce Holdings, Inc.

By: _______________________

[Robert Alvarez / Jeff Mengoli]

[Chief Financial Officer / Chief Legal Officer]

Acknowledged and Agreed.

(Signature) Date

Print Name: ___________________

|US-DOCS\136756530.7||